Exhibit 10.17

FIRST AMENDMENT

TO

EXCLUSIVE RESELLER AGREEMENT (SAAS)

THIS FIRST AMENDMENT TO EXCLUSIVE RESELLER AGREEMENT (SAAS) (this “Amendment”) is dated February 9, 2024 (the “Amendment Effective Date”) by and between Brand Engagement Network Inc., a Wyoming corporation (“BEN”) and AFG Companies, Inc., a Texas corporation (collectively with its designated subsidiaries, “Reseller”).

RECITALS

A. BEN and Reseller are parties to that certain Exclusive Reseller Agreement (SAAS) (the “Agreement”) dated as of August 19, 2023

B. BEN and Reseller now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the terms of the Agreement as follows:

AMENDMENTS

1. Amendment of Schedule B. The parties agree to amend Schedule B of the Agreement by deleting Schedule B in its entirety and substituting the following:

“SCHEDULE B

EARNOUT

Subject to the terms and conditions of this Schedule B, and only upon and at closing of the Merger, BEN shall cause DHCA to issue to Reseller a non-transferrable, unassignable warrant (the “Earnout Warrant”) with the following terms:

(a) the Earnout Warrant shall entitle Reseller to purchase up to 3,750,000 shares of DHCA common stock (the “Warrant Shares”), divided into 11 tranches as set forth in the following table (the “Warrant Tranches”), at a strike price of $10.00 per share. Each Warrant Tranche shall become exercisable if the amount actually paid by Reseller to BEN under this Agreement during an annual period meets or exceeds the corresponding threshold set forth in the following table (the “Earnout Threshold”). The first annual period shall begin on the Effective Date. Each annual period thereafter shall start on an anniversary of the Effective Date. When Reseller satisfies an Earnout Threshold, Reseller shall have three (3) years from the date of the Board determination described below, to exercise the corresponding Warrant Tranche to receive Warrant Shares.

Warrant Tranche	Reseller Payments to BEN *	Warrant Shares on Exercise
A	$9,000,000	190,120
B	$10,500,000	211,318
C	$12,000,000	234,888
D	$13,500,000	261,086
E	$15,000,000	290,206
F	$16,500,000	322,573
G	$18,000,000	358,551
H	$19,500,000	398,542
I	$21,000,000	442,993
J	$22,500,000	492,402
K	$24,000,000	547,321

*	Per Section 4.4 of the Agreement, represents fifty percent (50%) of all amounts collected by Reseller from Customers (as defined in the Agreement)

Upon the achievement of an Earnout Threshold for the first time, on the day the Board (as defined below) has determined the Earnout Threshold has been achieved (as further described below) for a particular Warrant Tranche, then the corresponding Warrant Tranche shall become exercisable for a three-year period (any three year period, an “Exercise Period”). Any Warrant Tranche that is not exercised, in whole or in part, within the corresponding Exercise Period shall expire and Reseller shall no longer be permitted to exercise such Warrant Tranche.

For the avoidance of doubt and for illustrative purposes only, in the event Reseller pays BEN $15,000,000 pursuant to Sections 4.3 and 4.4 of the Agreement in the first annual period, $15,000,000 pursuant to Sections 4.3 and 4.4 of the Agreement in the second annual period, and $16,500,000 pursuant to Sections 4.3 and 4.4 of the Agreement in the third annual period, then at the end of the first annual period, Reseller shall be entitled to exercise Warrant Tranches A-E to receive aggregate Warrant Shares on exercise of up to 1,187,618 Warrant Shares, until the third anniversary of the date that the Board determines the Earnout Thresholds for Warrant Tranches A-E were met. At the end of the second annual period, Reseller shall not become eligible to exercise any additional Warrant Tranches. At the end of the third annual period Reseller shall become eligible to exercise Warrant Tranche F to receive 322,573 Warrant Shares until the third anniversary of the date that the Board determines the Earnout Threshold for Warrant Tranche F was met.

(b) In the event that any Earnout Threshold is not achieved prior to the earlier of termination of the Agreement or the end of the Initial Term (the “Earnout Expiration Date”), then the corresponding Warrant Tranches shall expire, shall not become exercisable, and all liabilities and obligations hereunder with respect to such Warrant Tranche shall immediately terminate without any further action of the parties. For the avoidance of doubt, the Earnout Expiration Date shall not impact the Exercise Period for Warrant Tranches whose Earnout Threshold was previously met.

(c) If applicable, the Warrant Shares issuable upon the exercise, and if appropriate exercise price, of each unexpired Warrant Tranche, to the extent such Warrant Tranche has not yet been exercised, shall be equitably adjusted for stock splits, stock dividends and stock combinations and recapitalizations affecting the Warrant Shares.

(d) Whenever any provision hereunder provides that the board of directors of DHCA (the “Board”) is permitted or required to make a decision in its “sole discretion” or “discretion”, any such decision shall be made by a majority of the “Independent Directors” (as determined under applicable stock exchange and SEC rules and regulations) then serving on the Board. For the avoidance of doubt, and notwithstanding anything to the contrary set forth hereunder, the Board will have sole discretion in determining whether an Earnout Threshold has been achieved. The Board will not unreasonably withhold its determination; additionally, the Board will allow Reseller to review the financial information evaluated by the Board if the Board determines that an Earnout Threshold has not been achieved.

(e) In the event that, prior to the Earnout Expiration Date, (i) BEN (or DHCA) effects a sale (directly or indirectly) of all or substantially all of the assets of BEN to a third party, or (ii) BEN (or DHCA) effects a merger or consolidation or other transaction involving BEN, in each case which results in BEN (or DHCA) being controlled, directly or indirectly, by a third party following the closing of such transaction (a “Triggering Transaction”), then, in each such case, BEN (or DHCA) shall cause the third party acquirer or successor in such Triggering Transaction to expressly assume all of the obligations under this Agreement with respect to the Earnout Warrant.

(f) The contractual right of Reseller to exercise the Earnout Warrant upon the achievement of the Earnout Thresholds (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Reseller only the rights of a general creditor under applicable state law), (ii) does not give Reseller any dividend or distribution rights, voting rights, liquidation rights, preemptive rights or other rights common to BEN equityholders and (iii) is not redeemable.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a Warrant Share will be issued, and each person who would otherwise be entitled to a fraction of a Warrant Share (after aggregating all fractional shares of Warrant Shares that otherwise would be received by such person in connection with the exercise of the Earnout Warrant) shall instead have the number of Warrant Shares issued to such person upon exercise of the Earnout Warrant rounded down to the nearest whole Warrant Share.”

2.	Ratification. Except as specifically amended hereby, all other provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

3.	Execution; Counterparts; Further Amendments. This Amendment: (a) will be binding upon and inure to the benefit of the parties and their respective successors and assigns; (b) may be amended modified or changed only by a written document properly executed by the parties; (c) may be transmitted by e-mail, facsimile, or other method permitted by the provisions for giving notice in the Agreement, and in several counterparts, and each counterpart will constitute an original instrument, and all counterparts will constitute one and the same instrument; and (d) this Amendment, together with the Agreement, embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes (a) all prior written or oral agreements, term sheets or other agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings among the parties hereto relating to the subject matter hereof. For avoidance of doubt, the parties mutually agree that any additional changes to the Agreement or this Amendment must be made in writing and signed by both parties to be binding and that no oral proposal or agreement will be binding on either party until memorialized in writing and signed by both parties.

4.	Choice of Law; Jurisdiction; Venue. Section 10.6 of the Agreement is incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

5.	No Third-Party Beneficiaries. This Amendment is for the sole benefit of the parties hereto and their successors and assigns and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (other than the parties hereto and such successors and assigns) any rights, remedies or other benefits hereunder.

IN WITNESS WHEREOF, BEN and Reseller have caused this Amendment to be executed as of the Amendment Effective Date.

BEN:

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Tyler Luck
Name:	Tyler Luck
Title:	Authorized Signatory

RESELLER:

AFG COMPANIES, INC.

By:	/s/ Wright Brewer
Name:	Wright Brewer
Title:	Authorized Signatory